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                                                                     EXHIBIT 4.9


              AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE


         THIS AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this "Agreement"), dated as of June 27, 2005 by and among Salton, Inc., a corporation duly organized and existing under the laws of the State of Delaware and having a place of business at 1955 Field Court, Lake Forest, Illinois 60045 (the "Company"), Wells Fargo Bank, National Association, successor by merger to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association, a national banking association duly organized and existing under the laws of the United States of America and having its principal corporate trust office at Sixth Street and Marquette Avenue, Mac N9303-120, Minneapolis, Minnesota 55479 (the "Resigning Trustee") and SunTrust Bank, a national banking association duly organized and existing under the laws of the United States of America and having its principal corporate trust office at 777 Brickell Avenue, 2nd Floor, Miami, Florida 33131 (the "Successor Trustee").

                                    RECITALS:

         WHEREAS, there are presently outstanding under an Indenture dated as of April 23, 2001, among the Company, certain Guarantors party thereto and the Resigning Trustee (the "Indenture"), $150,000,000 in aggregate principal amount of the Company's 12- 1/4% Senior Subordinated Notes due 2008 (the "Notes"); and

         WHEREAS, the Resigning Trustee wishes to resign as Trustee, the office or agency where the Notes may be surrendered for registration of transfer and for exchange (the "Registrar"), the office or agency where notices and demands to or upon the Company in respect of the Notes or the Indenture may be served (the "Agent") and the office or agency where the Notes may be presented or surrendered for payment (the Paying Agent") under the Indenture; the Company wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Registrar, Agent and Paying Agent under the Indenture; and the Successor Trustee wishes to accept the appointment as Trustee, Registrar, Agent and Paying Agent under the Indenture.



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         NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Company, the Resigning Trustee and the Successor Trustee hereby consent and agree as follows:

                                   ARTICLE ONE
                              THE RESIGNING TRUSTEE

         SECTION 101. Pursuant to Section 7.8 of the Indenture, the Resigning Trustee hereby notifies the Company that the Resigning Trustee is resigning as Trustee under the Indenture effective as of the date hereof.

         SECTION 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

         (a) No covenant or condition contained in the Indenture has been waived by the Resigning Trustee, or to the best of the knowledge of the Resigning Trustee, by the holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver.

         (b) There is no action, suit or proceeding pending or, to the best of the knowledge of its Responsible Officers, threatened against the Resigning Trustee before any court or any governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

         (c) This Agreement has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

         (d) $150,000,000 in aggregate principal amount of the Notes is outstanding.

         (e)      Interest on the Notes has been paid through April 15, 2005.

         SECTION 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the trust under the Indenture, and all the rights, powers, trusts, duties and obligations of the Resigning Trustee under the Indenture and all properties and monies held by such Resigning Trustee under the Indenture with like effect as if the Successor Trustee was originally named Trustee under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee as Trustee.

         SECTION 104. The Resigning Trustee hereby resigns as Registrar, Agent and Paying Agent under the Indenture.




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         SECTION 105. The Resigning Trustee shall deliver to the Successor
Trustee on, or immediately after, the effective date hereof, all the documents listed on Exhibit A hereto.

                                   ARTICLE TWO
                                   THE COMPANY

         SECTION 201. The Company hereby certifies that the Company is, and the officer of the Company who has executed this Agreement is, duly authorized to, among other things: (a) accept the Resigning Trustee's resignation as Trustee, Registrar, Agent and Paying Agent under the Indenture; (b) appoint the Successor Trustee as Trustee, Registrar, Agent and Paying Agent under the Indenture; and
(c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Registrar, Agent and Paying Agent under the Indenture.

         SECTION 202. The Company hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar, Agent and Paying Agent under the Indenture.

         SECTION 203. Pursuant to Section 7.8 of the Indenture, the Company hereby appoints the Successor Trustee as Trustee under the Indenture and confirms to the Successor Trustee all the rights, powers, trusts, duties and obligations of the Resigning Trustee under the Indenture and with respect to all properties and monies held or to be held under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture. The Company shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

         SECTION 204. The Company hereby represents and warrants to the Resigning Trustee and the Successor Trustee that:

         (a) The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.

         (b) The Indenture was validly and lawfully executed and delivered by the Company and the Notes were validly issued by the Company.

         (c) This Agreement has been duly authorized, executed and delivered on behalf of the Company.

         (d) All conditions precedent relating to the appointment of the Successor Trustee as Trustee under the Indenture have been complied with by the Company.

         (e) No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture.



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                                  ARTICLE THREE
                              THE SUCCESSOR TRUSTEE

         SECTION 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Company that this Agreement has been duly authorized, executed and delivered on behalf of the Successor Trustee. The Successor Trustee further represents and warrants to the Company that it is qualified and eligible to serve as Trustee under Section 7.10 of the Indenture and the Trust Indenture Act of 1939, as amended, as in effect on the date hereof.

         SECTION 302. Pursuant to Section 7.8 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee under the Indenture and accepts the rights, powers, trusts, duties and obligations of the Resigning Trustee as Trustee under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Indenture.

         SECTION 303. The Successor Trustee hereby accepts its appointment as Registrar, Agent and Paying Agent under the Indenture.

         SECTION 304. References in the Indenture to the office of the Trustee or other similar terms shall be deemed to refer to the Corporate Trust Office of the Successor Trustee at 777 Brickell Avenue, 2nd Floor, Miami, Florida 33131 or any other office of the Successor Trustee at which, at any particular time, its corporate trust business shall be administered.

         SECTION 305. Promptly after the execution and delivery of this Agreement, the Successor Trustee shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be provided in accordance with the provisions of
Section 7.8 of the Indenture.

                                  ARTICLE FOUR
                                  MISCELLANEOUS

         SECTION 401. Except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indenture shall have the meaning assigned to them in the Indenture.

         SECTION 402. This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto; provided that the resignation of the Resigning Trustee as Registrar, Agent and Paying Agent under the Indenture, and the appointment of the Successor Trustee in such capacities, shall be effective as of close of business on July 15, 2005.

         SECTION 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Company shall remain obligated under Section 7.7 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior trusteeship under the Indenture, which rights and obligations shall survive the execution hereof. The Successor





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Trustee shall also be entitled to compensation, reimbursement and indemnification as set forth in Section 7.7 of the Indenture.

         SECTION 404. The parties agree that the acts and omissions of the Resigning Trustee prior to the dates set forth in section 402 are the responsibility of the Resigning Trustee, and that acts and omissions of the Successor Trustee going forward from the dates set forth in Section 402 will be the responsibility of the Successor Trustee.

         SECTION 405. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction which governs the Indenture and its construction.

         SECTION 406. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

         SECTION 407. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

         TO THE COMPANY
                  Salton, Inc.
                  1955 Field Court
                  Lake Forest, Illinois 60045
                  Attn: President and Chief Operating Officer
                  Fax:  847-803-8080
                  Tel:  847-803-4600

         TO THE RESIGNING TRUSTEE

                  Wells Fargo Bank, National Association
                  Sixth Street and Marquette Avenue
                  MAC N9303-120
                  Minneapolis, Minnesota 55479
                  Attn: Julie J. Becker
                  Fax:  612-667-9825
                  Tel:  612-316-4772

         TO THE SUCCESSOR TRUSTEE

                  SunTrust Bank
                  777 Brickell Avenue, 2nd Floor
                  Miami, Florida 33131
                  Attn: Catherine S. Krug
                  Fax:  305-579-7023
                  Tel:  305-579-7475

                  [Remainder of Page Intentionally Left Blank]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement of
Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

                                   SALTON, INC.
                                       as the Company

                                   By    /s/ MARC LEVENSTEIN
                                       -------------------------------------
                                       Name:  Marc Levenstein
                                       Title:  Senior Vice President


                                   WELLS FARGO BANK, NATIONAL ASSOCIATION
                                       as the Resigning Trustee


                                   By    /s/ JULIE J. BECKER
                                       -------------------------------------
                                       Name:  Julie J. Becker
                                       Title:   Vice President


                                   SUNTRUST BANK,
                                       as the Successor Trustee


                                   By    /s/ CATHERINE S. KRUG
                                       -------------------------------------
                                       Name:  Catherine S. Krug
                                       Title:  Vice President


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                                    EXHIBIT A


Documents to be delivered to the Successor Trustee (to the best of the ability of the Resigning Trustee)

1. Executed copy of the Indenture and all amendments and supplements thereto.

2.       File of closing documents.

3. Copies of the most recent of each of the SEC reports delivered by the Company pursuant to Section 4. 3 of the Indenture, if any.

4. A copy of the most recent compliance certificate delivered by the Company pursuant to Section 4.4 of the Indenture, if any.

5. Copies of any official notices sent by the Resigning Trustee to all the Holders of the Securities pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee's annual report to Holders, if any.








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                                    EXHIBIT B

                            NOTICE TO THE HOLDERS OF
                                  SALTON, INC.
                   12-1/4% SENIOR SUBORDINATED NOTES DUE 2008

           Resignation of Trustee and Appointment of Successor Trustee

         Effective June 27, 2005, Wells Fargo Bank, National Association, successor by merger to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association, has resigned as trustee with respect to the senior subordinated notes issued under the Indenture dated as of April 23, 2001 (the "Indenture"). Effective immediately, SunTrust Bank has been appointed successor trustee with respect to the senior subordinated notes issued under the Indenture.

         The Corporate Trust Office of SunTrust Bank is:
                                       777 Brickell Avenue, 2nd Floor
                                       Miami, Florida 33131

         This office will be the Corporate Trust Office for all purposes under the Indenture.

         This notice is given pursuant to Section 7.8 of the Indenture.


Dated  ______________, 2005
       ____________________________________,
       as Successor Trustee



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